Exhibit 99.1

DigitalBridge Announces Closing of $500 Million of Securitized Notes
$300 Million Secured Fund Fee Revenue Term Notes and $200 Million Variable Funding Notes Represent Key Milestone in Corporate Transformation to Digital

BOCA RATON, Fla. - July 12, 2021 – DigitalBridge Group, Inc. (NYSE: DBRG) (“DigitalBridge” or the “Company”) today announced the closing of two securitized financing note issuances totaling $500 million. Two of its subsidiaries, DigitalBridge Issuer, LLC and DigitalBridge Co-Issuer, LLC (together, the “Co-Issuers”) closed the previously announced offering of $300 million aggregate principal amount of Series 2021-1 3.933% Secured Fund Fee Revenue Notes, Class A-2 (the “Class A-2 Notes”). Additionally, the Co-Issuers issued Series 2021-1 Secured Fund Fee Revenue Variable Funding Notes, Class A-1 (the “VFN Notes” and, together with the Class A-2 Notes, the “Series 2021-1 Notes”), which will allow the Co-Issuers to borrow up to $200 million on a revolving basis.
The closing of the Series 2021-1 Notes represents a key milestone for DigitalBridge on a number of fronts:
•Longer-duration financing - The Series 2021-1 Notes will refinance the Company’s corporate credit facility, taking the effective maturity of its revolving credit from 2022 out to 2026.
•First DigitalBridge investment-grade rating – The Class A-2 Notes have received a credit rating of BBB from Kroll Bond Rating Agency.
•First-of-its-kind securitization – The Series 2021-1 Notes represent a first-of-its-kind securitization backed by investment management fees.
•Lower cost of capital – The successful rotation from “diversified to digital” has positioned the Company to issue securitized notes with a high-quality digital collateral base, which lowers its effective cost of capital.
•Greater flexibility – This new financing structure, which the Company intends to continue to utilize as it grows, creates greater flexibility around capital allocation and corporate liability management, including its ability to retire higher cost debt or securities and eventually pay regular dividends on its common stock.
“We achieved another target we set out just over a year ago, establishing an investment-grade rating for our credit and transitioning our collateral to a digital asset base. In accomplishing this goal, DigitalBridge has brought its track record of pioneering digital infrastructure financings up to the corporate level, lowering our cost of capital and creating greater flexibility to invest in our business and manage our corporate liabilities,” said Marc Ganzi, President and CEO of DigitalBridge. “I want to specifically acknowledge my partner Jacky Wu and his team who led this transaction; first-of-its-kind financings always require an immense effort, but breaking new ground is in our heritage and I know this will ultimately benefit not just our shareholders, but also the broader digital infrastructure ecosystem.”
The Company estimates that the net proceeds from the Series 2021-1 Notes will be approximately $490.6 million after the payment of certain offering expenses and accounting for the full availability of the VFN Notes and the interest reserve deposit. The uses of proceeds are intended to include, but are not limited to, the acquisition of digital infrastructure investments, the funding of commitments to managed funds, the redemption or repayment of other corporate securities and/or general corporate purposes. Interest payments on the Series 2021-1 Notes are payable on a quarterly basis. The anticipated repayment date of the Class A-2 Notes is September 2026, and the anticipated repayment date of the VFN Notes is September 2024 (with the allowance of two further one-year extensions, subject to the satisfaction of certain customary conditions).

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Series 2021-1 Notes or any other security, nor will there be any sale of any securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction. The Series 2021-1 Notes have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.
Additional information regarding the terms of the Series 2021-1 Notes will be described in a Form 8-K to be filed with the SEC.

About DigitalBridge
DigitalBridge (NYSE: DBRG) is a leading global digital infrastructure REIT. With a heritage of over 25 years investing in and operating businesses across the digital ecosystem including towers, data centers, fiber, small cells, and edge infrastructure, the DigitalBridge team manages a $32 billion portfolio of digital infrastructure assets on behalf of its limited partners and shareholders. DigitalBridge, structured as a REIT, is headquartered in Boca Raton with key offices in Los Angeles, New York, London and Singapore.
Cautionary Statement regarding Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond our control, and may cause actual results to differ significantly from those expressed in any forward-looking statement. Factors that might cause such a difference include, without limitation, expected use of proceeds from the sale of the Series 2021-1 Notes, and other risks and uncertainties, including those detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, and its other reports filed from time to time with the U.S. Securities and Exchange Commission. All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. The Company cautions investors not to unduly rely on any forward-looking statements. The forward-looking statements speak only as of the date of this press release. The Company is under no duty to update any of these forward-looking statements after the date of this press release, nor to conform prior statements to actual results or revised expectations, and the Company does not intend to do so.

Investors:
Severin White
Managing Director, Head of Public Investor Relations
severin.white@digitalbridge.com
(212) 547-2777

Media: Joele Frank, Wilkinson Brimmer Katcher
Julie Hamilton / Jon Keehner
dbrg-jf@joelefrank.com
(212) 355-4449